Exhibit 10.2

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of February 16, 2026, by and between Maryjo Charbonnier (the “Executive”) and Kyndryl, Inc. (“Kyndryl” or the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1

Term. The Executive’s employment hereunder shall be effective as of April 1, 2026 (the “Effective Date”) and shall continue until terminated at the will of either or both parties. The parties currently anticipate that this Agreement will likely continue until August 31, 2026; however, both parties understand and agree that either party may terminate this Agreement at any time, with or without notice. The parties understand that they should confer approximately sixty (60) days prior to the estimated termination date stated above to affirm their intention to conclude or extend the expected duration of the Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2Position and Duties.

2.1

Position. During the Employment Term, the Executive shall serve in the role of Executive Advisor to the Company, reporting to Martin Schroeter. In such position, the Executive will assist with the transition of the Chief Human Resources Officer role and responsibilities. In such capacity, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by Martin Schroeter, which duties, authority, and responsibilities are consistent with the Executive’s position.

2.2

Hours of Work and Work Location. During the Employment Term, the parties agree that the Executive should devote a minimum of twenty (20) hours per week to the performance of Executive’s duties hereunder. The parties agree, however, that the specific working hours may vary from week to week and that the Compensation detailed in Section 3 below will not vary based on actual hours worked. The Executive shall primarily perform her work functions from her home office in Connecticut, although the parties understand and agree that periodic travel, including but not limited to the Company’s headquarters in New York, may be required.

2.3

Compliance with Company Policies and Procedures. The Executive agrees to review and comply with all relevant Company policies and procedures, including but not limited to the Kyndryl Code of Conduct (“Code of Conduct”), as well as to timely complete all required training. The Executive further agrees to review and abide by the Agreement Regarding Confidential Information, and Intellectual Property and other matters (“ARCIIP”), including the restrictive covenants and obligations contained herein, and acknowledges that certain obligations under the ARCIIP will survive the Executive’s Termination Date.

2.4

Performance of Outside Work. During the Employment Term, the Executive will comply with the Kyndryl Code of Conduct, including its requirements related to conflicts of interest and performance of outside work. Holding a similar position at another company, working for a competitor, engaging in a profession or occupation for compensation, or serving as a member of a board of directors, advisory board, or advisory council may result in a conflict of interest. As outlined in the Code of Conduct, the Executive must obtain prior review and approval from management and Kyndryl Legal. These activities must not interfere with the performance of the Executive’s duties and responsibilities to the Company under this Agreement.

3	Total Rewards & Compensation.
3.1

Base Salary. The Company shall pay the Executive an annual base salary of $700,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. This base salary will remain the same regardless of actual hours worked. The parties do not expect that there will be any adjustments or increases to the Executive’s Base Salary during the term of this Agreement. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

3.2

Previously Awarded Equity Awards. The Executive shall remain eligible to vest in existing equity awards pursuant to the terms of the governing plan and corresponding award agreements; however, the Executive will not be considered for additional equity award grants. The applicable Change-in-Control provisions of the Amended and Restated Long-Term Performance Plan shall apply to these existing awards.

3.3

Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) available as a part-time Employee to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans, including without limitation, health care (including medical, dental, vision), flexible spending accounts (FSA), Kyndryl 401(k) Plan, and the Kyndryl Excess Plan.

3.4

Vacation; Paid Time Off. During the Employment Term, the Executive is entitled to 7.5 days of paid vacation days per calendar year if they have less than 10 years of service with the Company, commensurate with a part-time executive role under the Kyndryl US Holiday and Vacation Policy. Paid holidays and personal choice days are also provided according to the Policy.

3.5

Travel, Administrative Support, and Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures for a Band A executive. The Executive will be eligible for administrative support for travel and expense reimbursement and calendar management.

4

Waiver and Release of Claims by Executive. The Executive acknowledges and agrees that the compensation and benefits provided under this Agreement (other than the Accrued Amounts) are in exchange of and contingent on Executive’s execution of this Agreement (including the waiver and release as set forth in Exhibit A hereof (the “Release”).

5

Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason (the date on which Executive’s employment is terminated, the “Termination Date”). Each party agrees that they will make their best efforts to provide the other party at least sixty (60) days advance written notice of termination. Upon termination, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1	Amounts Due Upon Termination of Employment. Upon termination, the Executive shall be entitled to receive:
a.

any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date in accordance with the Company’s customary payroll procedures; and

b.

reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy (together with clause (a), the “Accrued Amounts”).

c.	The treatment of any outstanding equity awards shall be determined in accordance with the terms of the plan and the applicable award agreements.
d.	The continuation of any applicable benefits or bonuses shall be determined in accordance with the terms of the relevant plan.
5.2	Termination Upon the Executive’s Death.
a.	The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term.
b.

If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to the amounts detailed in Section 5.1 above.

5.3

Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned, as of the Termination Date, from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates. The Executive’s transition from a full-time employee to the role as defined in this Agreement will not constitute a break in service for benefit purposes.

6

Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.

7	Restrictive Covenants.
7.1

The Executive agrees that, as consideration for entering into this Employment Agreement, the Noncompetition Agreement provided as Attachment 1 shall remain in full force and effect during the Employment Term and for a period of twelve (12) months from the Executive’s Termination Date. The Executive specifically acknowledges that these provisions include the covenants in Paragraphs 1(e) and (f) of the Executive’s Noncompetition Agreement, which will apply through the first anniversary of the Termination Date and are valid and enforceable.

7.2	The Executive agrees that Kyndryl shall have the right to appropriate injunctive relief provided in Paragraph 4 of the Noncompetition Agreement to enforce the provisions of this Agreement.

7.3	The Executive acknowledges that the obligations under the Noncompetition Agreement are in addition to the obligations contained in the ARCIIP, which will also survive the Termination Date.
8

Confidential Information and Intellectual Property. The Executive is aware of the legal obligations as stated in the ARCIIP, which includes the Executive’s obligation not to disclose to anyone outside of Kyndryl or use in other than Kyndryl’s business, any confidential information or material of or possessed by Kyndryl. These and all other obligations regarding intellectual property, and confidential information will continue to apply to the Executive after the Termination Date. If at any time in the future, the Executive wishes to disclose or use any confidential information or if the Executive should be in doubt as to whether any information may be confidential to the Company, the Executive will, before such disclosure or use, obtain written permission from an authorized officer of Kyndryl to do so, subject to Section 10 (Protected Rights) hereof. The Executive further understands that such permission may be refused. In addition, subject to Section 10 (Protected Rights) hereof, the Executive agrees not to comment on any matter in a manner that would reveal any such confidential information.

Nothing in this Agreement shall prohibit the Executive from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

The Executive acknowledges that, as an senior level executive, he or she will acquire and possess to a greater extent than most Kyndryl employees, information which is confidential and proprietary to the Company. The Executive may disclose Company confidential information if required to do so to comply with applicable laws, legal proceedings, or governmental regulations, provided that the Executive gives Kyndryl, when legally permissible, prior notice of such order or requirement to disclose such confidential information in order to give Kyndryl a reasonable opportunity to obtain a protective order. The Executive is not required to provide such notice to Kyndryl with respect to requests from the Securities and Exchange Commission (“SEC”). The Executive should be aware that the disclosure of confidential information would place Kyndryl at a serious competitive disadvantage and could cause it serious damage, financial and otherwise. Except as provided herein, any unauthorized disclosure of confidential information could result in criminal penalties (including fines and imprisonment) assessed against the Executive.

The Executive has disclosed, and will disclose, in writing to the Kyndryl Intellectual Property Law department, any inventions, works of authorship, or other developments made, conceived, written, or otherwise created, solely by the Executive or jointly with others, during the Executive’s employment with Kyndryl, all of which Kyndryl owns by virtue of the ARCIIP. The Executive recognizes that he or she has an obligation to execute papers in connection with patents or patent applications on such inventions to complete filings and assignments to Kyndryl.

9

Non-Disparagement. Subject to Section 10 (Protected Rights), the Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to Kyndryl’s General Counsel.

10

Protected Rights. By signing this Agreement, both the Company and the Executive agree that (i) this Agreement does not limit the Executive’s right to discuss the Executive’s engagement of service or unlawful acts in Company’s workplace, including but not limited to sexual harassment, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of the Executive’s engagement of service with others to the extent expressly permitted by Section 7 of the National Labor Relations Act; (ii) nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC, the Department of Justice (“DOJ”) or any other federal, state or local governmental agency or commission or self-regulatory agency (“Governmental Agencies”) regarding possible legal violations, without disclosure to Company; (iii) Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency; and (iv) nothing in this Agreement or otherwise requires the Executive to disclose any communications the Executive may have had or information the Executive may have provided to the SEC or any other Government Agencies regarding possible legal violations. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Company acknowledges that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company further acknowledges that, without limiting the foregoing, if the Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

11

Exit Obligations. Subject to Section 10 (Protected Rights) hereof, at termination or the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including but not limited to access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, equipment, documents, work product, email messages, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

12

Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York, county of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13

Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

14

Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Human Resources Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

15

Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

16	Captions. Captions and headings in this Agreement are for convenience only and should not affect interpretation.
17	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
18

Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. The Company may assign this Agreement to a successor or assign of its business or assets. The Agreement benefits the Company and its permitted successors and assigns.

19

Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, via e-mail, or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Kyndryl
1 Vanderbilt Avenue, 15th Floor
New York, NY 10017
ATTN: KYNDRYL CHIEF HUMAN RESOURCES OFFICER

If to the Executive:

20	Representations of the Executive. The Executive represents and warrants to the Company that:
a.

The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

b.

The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

21

Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

22

Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

23

Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KYNDRYL, INC.

By:	/s/ Martin Schroeter
Name: Martin Schroeter
Title: Chief Executive Officer

EXECUTIVE

Signature:	/s/ Maryjo Charbonnier
Print Name: Maryjo Charbonnier

Exhibit A

Waiver and Release

1.

Waiver of Severance. The Executive acknowledges and agrees that, as a material condition of employment and in consideration of the compensation and benefits provided under this Agreement, the Executive hereby knowingly and voluntarily waives any and all rights to participate in, or receive severance benefits under any severance plan or policy of the Company (including the Kyndryl Executive Severance Plan), whether such plan is formal or informal, written or unwritten, and whether or not such plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This waiver includes, without limitation, any claim to severance pay, continuation of benefits, or other post-termination compensation that may otherwise be available under the Company’s severance policies or plans, including any ERISA-covered severance plan. The Executive further agrees that this waiver is made knowingly and voluntarily, after having had the opportunity to consult with legal counsel, and with full understanding of the rights being waived.

2.

General Release of Claims. In consideration of the compensation and benefits provided under this Agreement, the Executive, for himself or herself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company, and the Company’s subsidiaries, parents, affiliates, related organizations, and equity holders, and their respective affiliates, employees, officers, directors, attorneys, successors, and assigns or each of the foregoing (collectively, the “Releasees”) from, and does fully waive any obligations or liabilities of Releasees to Releasers of any kind and nature that Releasers had, have, or might claim to have against Releasees at the time Executive executes this release for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, in connection with Executive’s employment by the Company, including any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Equal Pay Act, Employee Retirement Income Security Act, Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. The foregoing release does not apply to (a) any claims which by law cannot be waived in a private agreement between an employer and employee; (b) any rights the Executive may have to receive vested amounts under any of the Company’s employee benefit plans and/or pension plans or programs; (c) the Executive’s rights in and to any equity or ownership interest that the Executive continues to hold following termination; (d) the Executive’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (e) any rights or claims that are based on events occurring after the date on which the Executive signs this release; (f) any claims to indemnification or insurance coverage, including but not limited to directors & officers insurance, that the Executive may have with respect to any claims made or threatened against the Executive in the Executive’s capacity as a director, officer or employee of the

Company, whether pursuant to any statute, insurance policy, corporate charter, corporate bylaw, written corporate policy (or the equivalent for any partnership, limited liability company or other non-corporate organizational body), or other common law or statutory right; (g) pursuant to the Company’s expense reimbursement policies; (h) the Executive’s right to the Accrued Amounts; and (i) any claims for contribution in the event the Executive and any of the Releasees are found to be jointly liable.

3.

Excluded from this waiver and release are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. The Executive represents and warrants that he has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

4.	The Executive acknowledges and recites that:
a.	The Executive has executed this release knowingly and voluntarily and has read and understands this release in its entirety;
b.

The Executive has been advised and directed orally and in writing (and this subsection (b) constitutes such written direction) to seek legal counsel and any other advice she or he wishes with respect to this release before executing it;

c.	The Executive is specifically waiving any claims regarding age discrimination;
d.	The Executive’s execution of this release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this release.
e.	The Executive has been given at least twenty-one (21) days to consider this release, and if executed prior to the expiration of the twenty-one (21) day period, such execution is knowing and voluntary.
f.	The compensation, benefits and other promises that the Executive is to receive under this Agreement are sufficient consideration for this release.
5.

The Executive may revoke this release within seven (7) calendar days after signing it. To be effective, the Executive must notify Kyndryl in writing by sending notice of revocation to Kyndryl Offboarding at kynusoff@kyndryl.com within the seven (7) day period.

EXECUTIVE
Signature:	/s/ Maryjo Charbonnier
Print Name: Maryjo Charbonnier